                                                                   Exhibit 10.33

                                    AGREEMENT

          THIS AGREEMENT made and entered into this 7th day of February, 1952 by and between R. G. Barry Corporation, an Ohio corporation having its principal office at 78 East Chestnut Street, Columbus, Ohio (hereinafter referred to as "Barry"), and Florence Zacks (hereinafter referred to as "Zacks").

                                   WITNESSETH:

          WHEREAS, Zacks has heretofore created and designed certain products now manufactured by Barry and for which she has been receiving various designer's fees as from time to time agreed upon by the parties, and

          WHEREAS, the parties desire to ratify and confirm the basis for payments previously made by Barry to Zacks and to evidence in writing the agreement of the parties as to future payments to be made by Barry to Zacks;

          NOW THEREFORE in consideration of the premises and the mutual covenants hereinafter contained, it is agreed by and between the parties as follows:

          Zacks agrees that Barry may manufacture and sell and Barry agrees to pay to Zacks three percent (3%) of all gross income received by Barry from the sale of the following products created and designed by Zacks, to-wit:

          1. All snap-on shoulder pads including those known as and sold under the names Barry Foam and Barry Bone.

          2. All slippers known as and sold under the names of Angel Treads for women, King Barry Angel Treads for men and Platforms.

          3.  Laundry bags known as and sold under the name of Swishees.

          4. Any new items hereafter created and designed by Zacks and manufactured and sold by Barry.

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          Gross income is hereby defined as total sales less returns. excluding, however, the proceeds from sales of any seconds, close-outs or merchandise sold below regular list price.

          With respect to any new items no fee shall be payable to Zacks from Barry until such time as Barry shall show a profit on any such new item, profit to be calculated in accordance with the customary past practice of Barry.

          All sums due and payable to Zacks in accordance with the terms of this agreement shall be credited to her account on or before the last day of each succeeding month with respect to all products billed during the preceding month.

          Barry agrees to make full and true returns to Zacks (which returns shall be under oath if requested) within one month after the close of each fiscal year of Barry of all gross income received by the corporation from the sale of the articles herein licensed to it for manufacture and sale.

          All license fees due Zacks from Barry shall be accrued monthly but Barry may defer payment thereof up to two and one-half months after the close of each fiscal year of Barry. Upon failure of Barry to make returns as herein provided or to make payment to Zacks of the license fees as herein provided within two and one-half months after the close of each fiscal year of Barry, Zacks may terminate this license by serving written notice upon Barry; but Barry shall not thereby be discharged from any liability to Zacks for any license fees due at the time of the service of said notice.

          This contract shall not apply to certain shoulder pads created and designed by Florence Zacks covered by patents assigned by her to Barry with respect

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to which a special agreement entered into by the parties under date of April 7,
1947 shall remain in full force and effect. The parties are also executing as of this date separate licensing agreements with respect to the manufacture by Barry of shoulder pads covered by U. S. Patent No. 2,497,808, and washable scuffs with foam rubber soles covered by U. S. Patent No. 2,563,092, which patents are owned by Zacks, and with respect to said articles the terms of said special licensing agreements shall supercede this agreement.

          Zacks agrees that she will offer and make available to Barry exclusively for manufacture and sale all products which may hereafter be created and designed by her. In the event, however, Barry shall not agree to undertake the manufacture and sale of any new product, the manufacturing and sale rights of which shall be offered to it by Zacks, within thirty (30) days after such offer, Zacks shall be free to offer such new products and the rights of manufacture and sale therefor to persons, firms or corporations other than Barry, if she so desires.

          In the event Barry shall undertake the manufacture and sale of any product or products created and designed by Zacks, it shall have the exclusive privilege to continue the manufacture and sale thereof subject to the limitations hereinafter contained. Barry agrees that it will not sell, transfer or assign to any other person, firm or corporation the rights hereby granted to it by Zacks without her consent in writing.

          Barry reserves the right to discontinue the manufacture and sale of any product or products created and designed by Zacks at any time. If, however, Barry shall discontinue the manufacture and sale of any such product or products for a period of three (3) months, Zacks shall be free to license any other person, firm or corporation to manufacture and sell such product or products created and designed by her and also to terminate the right of Barry to manufacture and sell the same in the event Zacks shall so desire. In the event Barry shall be adjudged a bankrupt or if it shall be placed in receivership, or if it shall make an assignment for the benefit of its creditors, then and in any one of such events Zacks shall be free to license any other person, firm or corporation to manufacture and sell all or any of the products covered by this agreement created and designed by her, and also to terminate all or any of the rights herein granted to Barry in the event Zacks shall so desire.

          This agreement shall supercede all previous agreements between the parties with respect to creator's and designer's fees and royalties payable by Barry to Zacks.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above-mentioned.



In the Presence of:                       R. G. BARRY CORPORATION


 /s/ Richard F. Sater                     By: /s/ Aaron Zacks
----------------------------------            ----------------------------------

 /s/ Carl H. Tangeman                      Sec & treasurer
----------------------------------        --------------------------------------


 /s/ Richard F. Sater                      /s/ Florence Zacks
----------------------------------        --------------------------------------
                                          Florence Zacks
 /s/ Charles D. Minor
----------------------------------

                             AGREEMENT OF AMENDMENT

          THIS AGREEMENT, made and entered into this 18th day of September, 1961, by and between R. G. BARRY CORPORATION (hereinafter referred to as "BARRY"), and FLORENCE ZACKS (hereinafter referred to as "ZACKS"), WITNESSETH:

          WHEREAS, Barry and Zacks under date of February 7, 1952 entered into an agreement whereby Zacks agreed that Barry may manufacture and sell, and Barry agreed to pay to Zacks three percent (3%) of all gross income received by Barry from the sale of certain products created and designed by Zacks, all as in said agreement more particularly set forth, and

          WHEREAS, Barry desires to make a public offering of 100,000 shares of its stock of the par value of $1.00 each at $5.00 per share through Arnold Malkan & Co., Inc. as Underwriter, and said Underwriter is reluctant to undertake the sale of said shares at such price unless there is a reduction in the rate of the payments to be made by Barry to Zacks under the aforementioned agreement, and is insistent that a substantial reduction be made as a condition precedent to the proposed underwriting, and

          WHEREAS, the new capital to be received by Barry from such a sale of additional shares may enable it to increase its business generally with a resulting increase in the manufacture and sale of the products created and designed by Zacks, and

          WHEREAS, Zacks desires to be helpful in connection with the issuance by Barry of stock to the public,

          NOW, THEREFORE, in consideration of the premises it is agreed by and between the parties hereto as follows:

          If, on or before February 15, 1962, Barry, pursuant to Underwriting Agreement with Arnold Malkan & Co., Inc., shall sell all of 100,000 shares of its stock of the par value of

$1.00 each at $5.00 per share less underwriting discounts, commissions and expenses, then and in such event the percentage to be paid Zacks by Barry for 1961 and each subsequent year under the aforesaid agreement of February 7, 1952 for the right to manufacture and sell products of Zack's design, not patented, shall be one and one-half percent (1-1/2%) instead of three percent (3%).

          It is expressly understood that this Agreement of Amendment shall be effective only in the event of consummation of the sale of shares of Barry hereinabove set forth, and that if such sale be not consummated, this Amendment shall be of no force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first abovementioned. In the Presence of:


                                           R. G. BARRY CORPORATION


/s/ Edward M. Stan                         By /s/  Harry Streim
------------------------------------          ----------------------------------
    Edward M. Stan                                 Harry Streim, President

/s/ Richard F. Sater                          /s/  Florence Zacks
------------------------------------          ----------------------------------
    Richard F. Sater                               Florence Zacks

                               SECOND AMENDMENT TO
                                    AGREEMENT

          THIS AGREEMENT, made and entered into this 15th day of April, 1968, by and between R. G. BARRY CORP. (hereinafter referred to as "BARRY") and FLORENCE ZACKS (hereinafter referred to as "ZACKS",


                              W I T N E S S E T H:

          WHEREAS, BARRY and ZACKS, under date of February 7, 1952, entered into an agreement whereby ZACKS agreed that BARRY would manufacture and sell, and BARRY agreed to pay to ZACKS three percent (3%) of all gross income received by BARRY from the sale of certain products created and designed by ZACKS, all as in said agreement more particularly set forth, and

          WHEREAS, under date of September 18, 1961, the aforesaid agreement was amended to reduce from three percent (3%) to one and one-half percent (1-1/2%), the fees to be paid by BARRY to ZACKS, and

          WHEREAS, BARRY and ZACKS mutually desire to remove any ambiguity in the original agreement regarding the period of time said agreement is to be in force, and

          WHEREAS, BARRY desires in connection with a proposed secondary underwriting to have its liability under the aforesaid agreement more definite and certain, and

          WHEREAS, ZACKS feels it is in her best interest at this time to resolve any doubt as to the term of said agreement, and to reduce on a sliding scale the fees to be paid by BARRY to ZACKS in the event a successful secondary underwriting can be achieved.

          NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto that said agreement of February 7, 1952, as amended September 18, 1961, be, and is hereby further amended as follows:

          l. After the death of ZACKS, BARRY shall continue to have the right to manufacture and sell as set forth in the original agreement of February 7, 1952. For a period of five (5) years commencing on the date of ZACKS' death, BARRY shall be obligated to make payments in the same manner and respect as if ZACKS were still living. BARRY shall pay such sums to such beneficiaries as ZACKS may designate in a writing delivered to the company. In the absence of such a designation, BARRY shall make such payments to the estate of ZACKS.

          2. Commencing one (1) year after the completion of a secondary stock underwriting, the consideration to be paid ZACKS by BARRY shall be changed from one and one-half percent (1-1/2%) of gross income from the sale of products created and designed by ZACKS to one and four-tenths percent (1-4/10%); one (1) year thereafter the consideration to be paid ZACKS by BARRY shall be further changed from one and four-tenths percent (1-4/10%) of said gross income to one and three-tenths percent (1-3/10%); one (1) year thereafter the consideration shall be changed from one and three-tenths percent (1-3/10%) of said gross income to one and two-tenths percent (1-2/10%); one (1) year thereafter said consideration shall be changed from one and two-tenths percent (1-2/10%) of said gross income to one and one-tenth percent 1-1/10%) and one (1) year thereafter the consideration to be paid ZACKS by BARRY shall be changed from one and one-tenths percent 1-1/10%) of said gross income to one percent (1%). Thereafter, the consideration to be paid ZACKS by BARRY shall remain at one percent (1%) of gross income from the sale of products created and designed by ZACKS until the termination of this agreement, as provided for in paragraph 1 of this Second Amendment to the Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above mentioned.

Signed in the presence of:

                                       R. G. BARRY CORPORATION



 /s/ Rita L. Tapia                     By  /s/ Harry Streim
----------------------------------        --------------------------------------
                                          Harry Streim, Chairman of the Board,
                                          Chief Executive Officer
 /s/ Janet L. Anderson
----------------------------------



As to R. G. Barry Corporation


 /s/ Rita L. Tapia                         /s/ Florence Zacks
----------------------------------       ---------------------------------------
                                         Florence Zacks
                                         now Florence Melton
 /s/ Janet L. Anderson
----------------------------------
As to Florence Zacks

                                 THIRD AMENDMENT


          THIS AMENDMENT is made this 31st day of October, 2000 by and between R.G. Barry Corporation, an Ohio corporation (the "Company"), and Florence Zacks Melton ("Mrs. Melton");


                              W I T N E S S E T H:

          WHEREAS, the Company and Mrs. Melton are parties to an Agreement dated February 7, 1952, as amended by an Agreement of Amendment dated September 18, 1961 and a Second Amendment dated April 15, 1968 (the "Royalty Agreement") pursuant to which Mrs. Melton granted to the Company the exclusive right to utilize various product designs owned by her, including designs created by her after the date of the Royalty Agreement, in exchange for the Company's agreement to pay to Mrs. Melton royalties on its sale of products based on Mrs. Melton's designs;

          WHEREAS, Mrs. Melton has also granted to the Company the exclusive right to use all patent rights owned by her which relate to slippers and other products manufactured or sold by the Company and its affiliates;

          WHEREAS, Mrs. Melton has agreed to grant to the Company the option to purchase and acquire her ownership interest in the product designs and patent rights described above upon the occurrence of her death or a change of control of the Company;

          WHEREAS, the Company has agreed to grant to Mrs. Melton, her assigns and estate, the right to require the Company to purchase and acquire the product designs and patent rights described above on the occurrence of a change of control; and

          WHEREAS, the parties hereto desire to amend the Royalty Agreement to reflect their agreements described above;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Royalty Agreement as follows:

          1.  The following paragraphs are hereby added to the Royalty
              Agreement:

              A. Option of Company to Purchase Product Designs and Patent Rights. Subject to the terms and conditions set forth below, Mrs. Melton hereby grants to the Company the right and an option (the "Company Option") to purchase all of her right, title and ownership interest in and to the following (together, the "Optioned Property"):
          (i) all slippers and other footwear products that have been designed and/or created by Mrs. Melton, either alone or with others, including all product designs, constructions, inventions, know-how and rights related thereto, (ii) all other items, products, designs and constructions created by Mrs. Melton which have been manufactured or sold by the Company or which have been presented to the Company for possible manufacture or sale by the Company, and (iii) all patents and patent rights of Mrs. Melton which relate to the manufacture of slippers and other footwear products. The Company Option may be exercised by the Company at any time during the six-month period following the earlier of (A) the death of Mrs. Melton or (B) the occurrence of a Change of Control (as defined below) of the Company. The Company Option shall be exercisable by the Company by giving written notice (the "Company Exercise Notice") of exercise to Mrs. Melton or to her assigns or estate, as applicable. The purchase price (the "Purchase Price") for the

          Optioned Property shall be $750,000 if the Company Option is exercised following a Change of Control of the Company that occurs prior to the death of Mrs. Melton and $500,000 if the Company Option is exercised following the death of Mrs. Melton if her death occurs prior to the occurrence of a Change of Control of the Company.

               The Company Exercise Notice shall set forth a date for the closing of the purchase and sale of the Optioned Property, which shall be a date not later than 15 days from the date the Company Exercise Notice is mailed or otherwise delivered (the "Company Option Closing"). At the Company Option Closing, Mrs. Melton or her assigns or estate, as the case may be, shall execute and deliver to the Company an assignment of the Optioned Property to the Company, free and clear of any liens or other encumbrances, and the Company shall pay the Purchase Price to Mrs. Melton or to her assigns or estate, in cash or immediately available funds. Mrs. Melton or her assigns or estate, as the case may be, shall also execute and deliver all other instruments of transfer or conveyance that the Company reasonably deems necessary to vest title in the Optioned Property in the Company.

               For purposes of this Amendment, a "Change of Control" of the Company shall be deemed to have occurred if (i) any individual or entity or group of related individuals or entities (an "Acquiring Person"), shall hereafter acquire (or disclose the previous acquisition of ) beneficial ownership of common shares of the Company which results in the Acquiring Person possessing more than 20% of the total voting power of the Company's outstanding common shares; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the individuals who


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

          were directors of the Company immediately before the completion of such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

               B. Option of Mrs. Melton to Require Company to Purchase the Optioned Property. Subject to the terms and conditions set forth below, the Company hereby grants to Mrs. Melton, her assigns and estate the right and option (the "Melton Option") to require the Company to purchase the Optioned Property. The Melton Option may be exercised by Mrs. Melton or her estate or assigns at any time during the six-month period following a Change of Control of the Company that occurs prior to the death of Mrs. Melton. The Melton Option shall be exercisable by Mrs. Melton or her assigns or estate by giving written notice (the "Melton Exercise Notice") of exercise of the Melton Option to the Company. The Purchase Price for the Optioned Property upon exercise of the Melton Option shall be $750,000.

               The Melton Exercise Notice shall set forth a date for the closing of the purchase and sale of the Optioned Property, which shall be a date not later than 15 days from the date the Melton Exercise Notice is mailed or otherwise delivered (the "Melton Option Closing"). At the Melton Option Closing, Mrs. Melton or her assigns or estate, as the case may be, shall execute and deliver to the Company an assignment of the Optioned Property to the Company, free and clear of any liens or other encumbrances, and the Company shall pay the applicable Purchase Price to Mrs. Melton or to her assigns or estate, as applicable, in cash or immediately available funds. Mrs. Melton or her assigns or estate, as applicable, shall also execute and deliver all other instruments of conveyance that the Company reasonably deems necessary to vest title in the Optioned Property to the Company.

          2. Until the Optioned Property is purchased by the Company in accordance with this Amendment the Royalty Agreement shall remain in full force and effect. The Royalty Agreement shall terminate automatically and without further action of either of the parties as of the date of the Company Option Closing or the Melton Option Closing (except that the Company shall remain obligated to make payment of any royalties accruing prior to the date of the Company Option Closing or the Melton Option Closing, as the case may be). At the Company Option Closing or the Melton Option Closing, as the case may be, the Company shall pay in full, all accrued and unpaid royalties under the Royalty Agreement through the date of such closing.

          3. This Amendment shall be deemed an amendment of the Royalty Agreement. The Amendment and the Royalty Agreement (as amended hereby and as previously amended) embody the complete agreement and understanding between the parties with respect to the subject matter of such agreements and supersede and preempt any prior understandings, agreements or representations between the parties, written or oral, which may have related to the subject matter hereof in any way.

          4. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

          5. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF OHIO.

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

          6. This Amendment shall inure to the benefit of and be binding upon the Company, its successors and assigns. This Amendment shall inure to the benefit of and be binding upon Mrs. Melton and Mrs. Melton's heirs, legatees, personal representatives, administrators, executors, successors and assigns. The rights and obligations of Mrs. Melton under the Royalty Agreement and this Amendment may be assigned by Mrs. Melton without the consent of the Company; provided, however, that any such assignment must include the transfer to the assignee of the Optioned Property, which Option Property shall remain subject to the terms of this Agreement.

          7. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.



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


          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above mentioned.




 /s/ Florence Z. Melton                R.G. BARRY CORPORATION
----------------------------------
Florence Zacks Melton
                                       By   /s/ Daniel D. Viren
                                           -------------------------------------

                                       Its  CFO
                                           -------------------------------------


                                       7